Seneca Foods Reports Earnings of $11.5 Million or $0.94 per Diluted Share for the Fiscal Third Quarter of 2011

MARION, N.Y. January 27, 2011 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported that net sales for the third quarter ended January 1, 2011 decreased from the third quarter ended December 26, 2009 by 0.2%, to $446.3 million.  The decrease is attributable to decreased selling prices and a less favorable sales mix of $16.7 million mostly offset by increased sales volume of $16.0 million.   Net earnings for the fiscal third quarter of 2011 decreased 38% to $11.5 million, or $0.94 per diluted share, compared to $18.6 million, or $1.52 per diluted share, in the fiscal third quarter of 2010.

“The results reflect the continuing inventory overhang from last year’s bumper crops which has required us to continue aggressive promotional activity” said Kraig H. Kayser, President and CEO. “While the vegetable inventory issues at Seneca have improved this year as a result of a less than budget pack, the fruit business continues to be a challenge with our second big pack in a row. This will be a drag on earnings in calendar year 2011.  Periods like this occur in our business from time-to-time, and while not particularly pleasant to go through, they don't last forever.”

On August 6, 2010, the Company completed its acquisition of 100% of the partnership interest of Lebanon Valley Cold Storage, LP and the assets of Unilink, LLC (collectively “Lebanon”) from Pennsylvania Food Group, LLC and related entities. Pre-tax results for the third quarter include a $0.6 million gain as a result of the estimated fair market value of the assets acquired exceeding the purchase price for the Lebanon acquisition.

During the second quarter of fiscal 2011, the Company implemented workforce reductions, at its plants in Buhl, Idaho and Mayville, Wisconsin and certain other locations that resulted in a restructuring charge of $1.3 million for severance costs including a $0.1 million additional charge in the third quarter ended January 1, 2011.

Earnings Conference Call and Webcast
The Company will host a conference call to discuss third quarter fiscal year 2011 financial results tomorrow at 8:00 AM EST.  The conference call can be accessed live over the phone by dialing (866) 871-4877 (conference ID 1508651). If you are unable to listen to the live conference call, a replay will be available on Monday, January 31, 2011, please visit www.senecafoods.com and click on "Company Profile" and then "Investor Information". This replay will be available for two weeks.

About Seneca Foods Corporation
Seneca Foods is one of the country’s largest processors of canned fruits and vegetables with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s, Aunt Nellie’s Farm Kitchen, Stokely’s, READ, and Seneca labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.  SENEA was added to the S&P SmallCap 600 index on October 22, 2010 and is also included in the Russell 2000 and 3000 indices.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the company did not use LIFO and enhance the understanding of the company’s operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	January 1, 2011		December 26, 2009
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$11.5	$0.94	$18.6	$1.52

LIFO (credit) charge, after tax at statutory federal rate	$(1.4)	$(0.11)	$2.6	$0.21

Net earnings, excluding LIFO impact	$10.1	$0.83	$21.2	$1.73

Diluted weighted average common shares outstanding (in thousands)		11,807		10,717

	Nine Months Ended
	January 1, 2011		December 26, 2009
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$19.5	$1.60	$42.1	$3.44

LIFO (credit) charge, after tax at statutory federal rate	$(4.4)	$(0.37)	$8.7	$0.72

Net earnings, excluding LIFO impact	$15.1	$1.23	$50.8	$4.16

Diluted weighted average common shares outstanding (in thousands)		11,578		9,693

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Nine Months Ended
EBITDA and FIFO EBITDA:	January 1, 2011	December 26, 2009
	(In thousands)
Net earnings	$19,548	$42,117
Income taxes	7,265	24,731
Interest expense, net of interest income	6,590	7,189
Depreciation and amortization	16,755	16,413
Interest amortization	(365)	(445)
EBITDA	49,793	90,005
LIFO (credit) charge	(6,890)	13,396
FIFO EBITDA	$42,903	$103,401

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company’s ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company’s marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Roland E. Breunig, Chief Financial Officer
608-757-6000

ICR, Inc.
Don Duffy
203-682-8200

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings
For the Periods Ended January 1, 2011 and December 26, 2009
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	Fiscal 2011	Fiscal 2010	Fiscal 2011	Fiscal 2010

Net sales	$446,250	$447,027	$941,640	$1,000,760

Plant restructuring expense (note 3)	$109	$17	$1,320	$17

Other operating income, net (note 4)	$(720)	$(43)	$(804)	$(74)

Operating income (notes 1 and 2)	$19,212	$32,422	$33,403	$74,037
Interest expense, net	2,414	2,006	6,590	7,189
Earnings before income taxes	$16,798	$30,416	$26,813	$66,848

Income taxes expense (note 5)	5,336	11,810	7,265	24,731

Net earnings	$11,462	$18,606	$19,548	$42,117

Earnings applicable to common stock (note 6)	$11,064	$16,306	$18,497	$33,361

Basic earnings per share	$0.94	$1.53	$1.61	$3.47

Diluted earnings per share	$0.94	$1.52	$1.60	$3.44

Weighted average shares outstanding basic	11,735,631	10,648,014	11,506,731	9,623,902

Weighted average shares outstanding diluted	11,806,604	10,717,635	11,577,704	9,693,523

Note 1: The effect of the LIFO inventory valuation method on third quarter pre-tax results was to increase operating earnings by $2,113,000 for the three month period ended January 1, 2011 and reduce operating earnings by $3,967,000, for the three month period ended December 26, 2009.
Note 2: The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to increase operating earnings by $6,890,000 for the nine month period ended January 1, 2011 and reduce operating earnings by $13,396,000, for the nine month period ended December 26, 2009.
Note 3: The three and nine month periods ended January 1, 2011 include a restructuring charge for severance costs of $109,000 and $1,320,000, respectively.
Note 4: Other income for the current year period of $804,000 principally represents a gain of $632,000 related to the acquisition of Lebanon and a net gain of $172,000 on the sale of unused fixed assets.
Other income for the prior year periods of $74,000 principally represents a net gain on the sale of unused fixed assets.
Note 5: The nine month period ended January 1, 2011 includes a tax benefit of $1,519,000 mostly related to the settlement of an audit of fiscal years 2006, 2007, and 2008 with the Internal Revenue Service.
Note 6: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,149,909 as of January 1, 2011.